Exhibit 99.1

Heron Therapeutics Reports Positive Results for Post-Surgical Pain Program

-	Advanced Biochronomer™ combination product formulation HTX-011 demonstrates significantly reduced pain compared to Exparel® for up to 72 hours post-surgery

REDWOOD CITY, Calif. – May 14, 2014 – Heron Therapeutics, Inc. (NASDAQ: HRTX), a specialty pharmaceutical company, today announced that it has selected HTX-011, a unique combination product utilizing its proprietary Biochronomer™ polymer-based drug delivery platform, as the lead product candidate for its post-surgical pain program. HTX-011 is designed to slowly release the local analgesic agent bupivacaine and the NSAID meloxicam locally at the site of the surgery over 3-5 days. By slowly delivering these agents directly to the location of the pain, lower doses can be used, which should result in greater efficacy with a lower risk of side effects.

In a validated animal model, HTX-011 significantly reduced mean pain intensity compared to the current market leader, Exparel® for up to 72 hours following surgery. Based on these results, the company has initiated a Phase 1 enabling toxicology study, to be followed by the initiation of a Phase 1 study in the fall.

“There is still a significant need to improve pain relief and reduce the use of opiate analgesics post-surgery. We are excited that our program has the potential to address these issues better than currently available treatments,” commented Barry D. Quart, Pharm.D., Chief Executive Officer of Heron Therapeutics. “Having selected a lead product candidate for this program, which includes two well-known approved drugs, and which has demonstrated significant efficacy in an animal model of post-surgical pain, we look forward to initiating a Phase 1 clinical trial this fall, quickly to be followed by Phase 2 studies.”

About Heron’s Post-Surgical Pain Program

Heron is utilizing its proprietary Biochronomer™ polymer-based drug delivery platform to develop drugs designed to extend the duration of action of known active ingredients to address important unmet medical needs. In November 2013, the Company announced movement into full development of an established local anesthetic for the treatment of post-surgical pain formulated with its Biochronomer extended release technology. In recently completed, animal models of post-surgical pain, the Company’s drug candidates

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demonstrated statistically significant pain relief for five days, representing the potential to significantly reduce the need for opiates post-surgery and the length of post-surgical hospital stays. Heron’s lead product candidate in this program, HTX-011, is a unique combination of local analgesic agent bupivacaine and the NSAID meloxicam utilizing its Biochronomer extended release technology.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. (formerly A.P. Pharma, Inc.) is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product candidate, SUSTOL™ (granisetron), is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting.

Forward Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of SUSTOL™ and the potential timing for such approval, if approved at all; risks relating to progress in research and development of HTX011, including the timing of planned toxicology and clinical studies; risks related to other programs; risks related to the launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Investor Relations Contact:

Jennifer Capuzelo, 858-703-6063

jcapuzelo@herontx.com

and

Corporate Contact:

Heron Therapeutics, Inc.

Stephen R. Davis, 650-366-2626

Executive Vice President and Chief Operating Officer

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